Exhibit 5.1 Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763
D. Richard McDonald Direct Dial: 248-203-0859 Direct Fax: 248-203-0763 Email: DRMcDonald@dykema.com

August 7, 2012

Tower International, Inc.
17672 Lauarel Park Drive, Suite 400 E
Livonia, Michigan 48152

Ladies and Gentlemen:

We have acted as counsel to Tower International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the registration of:

(a) newly issued shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Primary Shares”); and

(b) 12,467,866 shares of Common Stock offered for resale by the selling stockholder of the Company named in the selling stockholder table of the Registration Statement (the “Secondary Shares”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a) the Registration Statement;

(b) the Certificate of Incorporation of the Company; and

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Tower International, Inc.

August 7, 2012

(c) the Bylaws of the Company.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Primary Shares will be validly issued, fully paid and nonassessable, provided that (i) the Company’s Board of Directors or a properly authorized committee thereof has specifically authorized the issuance of such Common Stock in exchange for a consideration that the Board of Directors or such committee determines as adequate (any such specific authorization of Securities being “Authorizing Resolutions”), (ii) the terms of the offer and sale of the Primary Shares have been duly established in conformity with the Company’s Certificate of Incorporation and By-laws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions, and (iv) certificates evidencing the shares of Common Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law.

(2) The Secondary Shares have been duly authorized, and are validly issued, fully paid, and non-assessable.

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of Michigan and, to the extent relevant to the opinions expressed herein, the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein is given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

California | Illinois | Michigan | North Carolina | Texas | Washington, D.C.

Tower International, Inc.

August 7, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Dykema Gossett PLLC

/s/ D. Richard McDonald

D. Richard McDonald

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